701 Xenia Avenue South, Suite 475
Minneapolis MN 55416
763-432-1500 · www.aspirityholdings.com

July 15, 2016	PRESS RELEASE

Aspirity CEO Resigns

MINNEAPOLIS, MN – Aspirity Holdings LLC announced today that Mark A. Cohn has resigned as President, Chief Executive Officer and Director of the Company and each of its subsidiaries. Mr. Cohn just became aware of a medical condition that will prevent him from devoting his full-time efforts to the Company. The Board of Directors appointed Timothy S. Krieger, the founder of the Company and its principal equity owner, as interim CEO, with the goal of hiring a new CEO within the next 30-60 days.

Mr. Krieger said: "We wish Mark all the best and will keep him in our prayers. Mark is an excellent businessman, whose vision and efforts are largely responsible for creating Aspirity and giving it its focus. We know Mark will want us to keep the Company moving forward and we are prepared to do that.”

About Aspirity Holdings LLC

Aspirity Holdings LLC, formerly known as Twin Cities Power Holdings, LLC, is a Minnesota limited liability company that serves as a holding company and is headquartered at 701 Xenia Avenue South, Suite 475, Minneapolis MN 55416, telephone 763-432-1500. Following the spin-off of Krieger Enterprises, the Company has operations in two business segments - retail energy through Aspirity Energy (www.aspitityenergy.com) and financial services through Aspirity Financial. While the equity of Aspirity is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Missouri, New Hampshire, New Jersey, New Mexico, New York, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, Vermont, and Wisconsin. To obtain more information about the Company, an investment kit, or see our most recent interest rate offerings, visit www.aspirityholdings.com.

Investor Relations Contact

Wiley H. Sharp III, CFO, 763-432-1502